                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 2)*


                              SCHLOTZSKY'S, INC.
                               (NAME OF ISSUER)


                          COMMON STOCK, NO PAR VALUE
                        (TITLE OF CLASS OF SECURITIES)


                                  806832101
                                (CUSIP NUMBER)



                              DECEMBER 31, 1998
           (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [   ] Rule 13d-1(b)
     [ X ] Rule 13d-1(c)
     [   ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 12 Pages

CUSIP No. 806832101              Schedule 13G                Page 2 of 12 Pages

-------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Name:  John C. Wooley
        Social Security No.:  ###-##-####
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [ ]
                                                               (b)  [X]
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
-------------------------------------------------------------------------------
 NUMBER OF SHARES             5  SOLE VOTING POWER
 BENEFICIALLY                       825,396
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               6  SHARED VOTING POWER
 PERSON WITH:                         1,142
                             --------------------------------------------------
                              7  SOLE DISPOSITIVE POWER
                                    825,396
                             --------------------------------------------------
                              8  SHARED DISPOSITIVE POWER
                                      1,142
-------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             826,538
-------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             N/A
-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             10.9%
-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
             IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806832101              Schedule 13G                Page 3 of 12 Pages

-------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Name:  Jeffrey J. Wooley
       Social Security No.:  ###-##-####
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [ ]
                                                               (b)  [X]
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
-------------------------------------------------------------------------------
 NUMBER OF SHARES             5  SOLE VOTING POWER
 BENEFICIALLY                       219,594
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               6  SHARED VOTING POWER
 PERSON WITH:                         1,142
                             --------------------------------------------------
                              7  SOLE DISPOSITIVE POWER
                                    219,594
                             --------------------------------------------------
                              8  SHARED DISPOSITIVE POWER
                                      1,142
-------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            220,736
-------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             N/A
-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            3.0%
-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
             IN
-------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806832101              Schedule 13G                Page 4 of 12 Pages

-------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Name:  Wooley Trust
        IRS Identification No.:  N/A
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [ ]
                                                               (b)  [X]
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Texas
-------------------------------------------------------------------------------
 NUMBER OF SHARES             5  SOLE VOTING POWER
 BENEFICIALLY                         1,142
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               6  SHARED VOTING POWER
 PERSON WITH:                          N/A
                             --------------------------------------------------
                              7  SOLE DISPOSITIVE POWER
                                      1,142
                             --------------------------------------------------
                              8  SHARED DISPOSITIVE POWER
                                       N/A
-------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,142
-------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             N/A
-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.0%
-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
             OO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 806832101              Schedule 13G                Page 5 of 12 Pages

Item 1.

          (a)  Name of Issuer:

               Schlotzsky's, Inc.

          (b)  Address of Issuer's Principal Executive Offices:

               203 Colorado Street
               Austin, Texas 78701

Item 2.

          (a)  Name of Person Filing:

               John C. Wooley

          (b)  Address of Principal Business Office or, if none, Residence:

               203 Colorado Street
               Austin, Texas 78701

          (c)  Citizenship:

               U.S.

          (d)  Title of Class of Securities:

               Common Stock, No Par Value

          (e)  CUSIP No.:

               806832101

Item 3.

          Not Applicable.

Item 4.   Ownership.

          (a)  Amount Beneficially Owned: 826,538

          (b)  Percent of Class:  10.9%

          (c)  Number of Shares as to Which Such Person Has:

                    (i)   Sole power to vote or to direct the vote: 825,396

                    (ii)  Shared power to vote or to direct the vote: 1,142

                    (iii) Sole power to dispose or to direct the
                          disposition of: 825,396

                    (iv) Shared power to dispose or to direct the disposition of: 1,142

Item 5.   Ownership of Five Percent or Less of a Class.

               Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another
          Person.

               Not Applicable.

CUSIP No. 806832101              Schedule 13G                Page 6 of 12 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

               A group has filed this schedule pursuant to Rule 13d-1(c) - See attached Exhibit stating the identity of each member of the group.

Item 9.   Notice of Dissolution of Group.

               Not Applicable

Item 10.  Certification.

               Not Applicable.

CUSIP No. 806832101              Schedule 13G                Page 7 of 12 Pages

Item 1.

          (a)  Name of Issuer:

               Schlotzsky's, Inc.

          (b)  Address of Issuer's Principal Executive Offices:

               203 Colorado Street
               Austin, Texas 78701

Item 2.

          (a)  Name of Person Filing:

               Jeffrey J. Wooley

          (b)  Address of Principal Business Office or, if none, Residence:

               203 Colorado Street
               Austin, Texas 78701

          (c)  Citizenship:

               U.S.

          (d)  Title of Class of Securities:

               Common Stock, No Par Value

          (e)  CUSIP No.:

               806832101

Item 3.

          Not Applicable.

Item 4.   Ownership.

          (a)  Amount Beneficially Owned: 220,736

          (b)  Percent of Class:  3.0%

          (c)  Number of Shares as to Which Such Person Has:

                    (i)   Sole power to vote or to direct the vote: 219,594

                    (ii)  Shared power to vote or to direct the vote: 1,142

                    (iii) Sole power to dispose or to direct the
                          disposition of: 219,594

                    (iv) Shared power to dispose or to direct the disposition of: 1,142

Item 5.   Ownership of Five Percent or Less of a Class.

               Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another
          Person.

               Not Applicable.

CUSIP No. 806832101              Schedule 13G                Page 8 of 12 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

               A group has filed this schedule pursuant to Rule 13d-1(c) - See attached Exhibit stating the identity of each member of the group.

Item 9.   Notice of Dissolution of Group.

               Not Applicable

Item 10.  Certification.

               Not Applicable.

CUSIP No. 806832101              Schedule 13G                Page 9 of 12 Pages

Item 1.

          (a)  Name of Issuer:

               Schlotzsky's, Inc.

          (b)  Address of Issuer's Principal Executive Offices:

               203 Colorado Street
               Austin, Texas 78701

Item 2.

          (a)  Name of Person Filing:

               Wooley Trust

          (b)  Address of Principal Business Office or, if none, Residence:

               203 Colorado Street
               Austin, Texas 78701

          (c)  Place of Organization:

               Texas

          (d)  Title of Class of Securities:

               Common Stock, No Par Value

          (e)  CUSIP No.:

               806832101

Item 3.

          Not Applicable.

Item 4.   Ownership.

          (a)  Amount Beneficially Owned: 1,142

          (b)  Percent of Class:  0.0%

          (c)  Number of Shares as to Which Such Person Has:

                    (i)   Sole power to vote or to direct the vote: 1,142

                    (ii)  Shared power to vote or to direct the vote:  N/A

                    (iii) Sole power to dispose or to direct the
                          disposition of: 1,142

                    (iv) Shared power to dispose or to direct the disposition of: N/A

Item 5.   Ownership of Five Percent or Less of a Class.

               Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another
          Person.

               Not Applicable.

CUSIP No. 806832101              Schedule 13G                Page 10 of 12 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

               A group has filed this schedule pursuant to Rule 13d-1(c) - See attached Exhibit stating the identity of each member of the group.

Item 9.   Notice of Dissolution of Group.

               Not Applicable

Item 10.  Certification.

               Not Applicable.

CUSIP No. 806832101              Schedule 13G                Page 11 of 12 Pages


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 12, 1999
--------------------------
Date:


/s/ John C. Wooley
-----------------------------------
Signature:

Name/Title:  John C. Wooley, Individual



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 12, 1999
--------------------------
Date:


/s/ John C. Wooley
-----------------------------------
Signature:

Name/Title:  Jeffrey J. Wooley, Individual



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 12, 1999
--------------------------
Date:

Wooley Trust


/s/ Jeffrey J. Wooley
-----------------------------------
Signature:

Name/Title:  Jeffrey J. Wooley, Trustee

CUSIP No. 806832101              Schedule 13G                Page 12 of 12 Pages

                            EXHIBIT TO SCHEDULE 13G

The members of the group are:   (1) John C. Wooley; (2) Jeffrey J. Wooley;
and (3) The Wooley Trust. Each reporting person disclaims membership in a group.